Bayshore Exploration L.L.C.	20501 Kay Freeway, Suite 216
Katy, Texas 77450
Phone (281) 646-1919
Fax (281) 647-9448

October 12, 2006

Paxton Energy, Inc.

P.O. Box 2332

Granite Bay, CA 95746

Attention: Mr. Rob Freiheit

RE:	Cooke No. 2 Well
Cooke Ranch Prospect
La Salle County, Texas

Gentlemen:

Bayshore Exploration L.L.C. (“Bayshore”) is the owner and holder of a certain working interest ownership in the Bayshore – Cooke No. 2 Well (API No. 42-283-31836) located at 600 feet from the East line and 2800 feet from the South line of the H. & G.N. R.R. Co. Survey, Abstract No. 308, Cooke Ranch Field, La Salle County, Texas.

Bayshore, as operator, is presently in the process of re-completing the Cooke No. 2 Well in the Escondido formation at 6,400 – 6,450 feet. Upon completion of a successful production test witnessed by the Railroad Commission of Texas confirming a commercial gas well, Paxton Energy, Inc. (“Paxton”) shall have the option, within fifteen (15) days of notification from Bayshore to participate in the re-completion of the subject well for a twenty-five percent (25%) working interest ownership. Said ownership shall include all oil and gas production from the well and one hundred sixty (160) acre proration unit assigned thereto. Bayshore shall deliver a seventy percent (70%) net revenue interest in the subject well.

In the event that Paxton elects to participate for a 25% working interest ownership in the subject well, Paxton shall pay to Bayshore 25% of the actual AFE costs in the re-completion operation, which is estimated to be $500,000.00 for 100% working interest.

The four-point production test on the subject well is scheduled for Wednesday, October 25, 2006. Upon completion of the production test, Bayshore shall notify Paxton of same and furnish Paxton with a formal Participation Agreement for its option in the well. Paxton shall have 15 days in which to exercise its option to participate in the well.

If the foregoing is your understanding of our agreement, please acknowledge your acceptance by signing in the space provided below and returning one fully executed copy of this Letter Agreement to Bayshore on or before October 25, 2006.

Page 2	October 22, 2006

Sincerely,

Jamin Swantner

President

AGREED to and ACCEPTED on this 22nd day of October, 2006.

PAXTON ENERGY, INC.

By: /s/ Robert Freiheit

Rob Freiheit, President